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CUSIP NO. 169656105                       13G                  PAGE 1 OF 6 PAGES


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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)(1)

                          CHIPOTLE MEXICAN GRILL, INC.
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                                (Name of Issuer)

                     Class A Common Stock, par value $0.01
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                         (Title of Class of Securities)

                                   169656105
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                                 (CUSIP Number)

                               February 29, 2008
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 6 Pages
                                No Exhibit Index
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CUSIP NO. 169656105                       13G                  PAGE 2 OF 6 PAGES


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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Turner Investment Partners, Inc.
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]

        (b) [ ]

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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

        Pennsylvania
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     Number of             5.      Sole Voting Power

      Shares                       1,082,212
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      0
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     1,773,426
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   0
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  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        1,773,426
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 10.    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

        [ ]
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 11.    Percent of Class Represented by Amount in Row (9)

        12.2%
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 12.    Type of Reporting Person (See Instructions)

        IA
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--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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CUSIP NO. 169656105                       13G                  PAGE 3 OF 6 PAGES



ITEM 1.
(a) Name of Issuer:                                    Chipotle Mexican Grill, Inc.
(b) Address of Issuer's Principal Executive Offices:   1543 Wazee Street, Suite 200
                                                       Denver, CO 80202

ITEM 2.

(a) -- (c) Name, Principal Business Address and Citizenship of Person Filing:

           Turner Investment Partners, Inc.
           1205 Westlakes Drive, Suite 100
           Berwyn, PA 19312
           Citizenship: Pennsylvania

(d)    Title of Class of Securities: Class A Common Stock, par value $0.01
(e)    CUSIP Number:  169656105


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

(a)  [ ]  Broker or dealer registered under section 15 of the Exchange Act.

(b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act; A church plan that is excluded from the definition of an investment company under

(i)  [ ]  Section 3(c)(14) of the Investment Company Act;

(j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4. OWNERSHIP.

(a)  Amount beneficially owned: 1,773,426

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CUSIP NO. 169656105                       13G                  PAGE 4 OF 6 PAGES


(b) Percent of class: 12.2% (Based upon 14,553,855 shares of Class A Common Stock, par value $0.01, outstanding as of February 18, 2008 as disclosed in the Chipotle Mexican Grill, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on February 26, 2008.)


(c)  Number of shares as to which such person has:
     (i)   Sole power to vote or to direct the vote: 1,082,212
     (ii)  Shared power to vote or to direct the vote: 0
     (iii) Sole power to dispose or to direct the disposition of: 1,773,426
     (iv)  Shared power to dispose or direct the disposition of: 0


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following. [ ]


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

The securities in respect of this Schedule 13G, which is filed by Turner Investment Partners, Inc. in its capacity as an investment adviser, are owned of record by clients. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

     Not Applicable.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not Applicable.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not Applicable.


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CUSIP NO. 169656105                       13G                  PAGE 5 OF 6 PAGES



ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO. 169656105                       13G                  PAGE 6 OF 6 PAGES



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   March 10, 2008
                                          -----------------------------------
                                          Date

                                          Turner Investment Partners, Inc.

                                          By:      /s/ Brian F. McNally
                                             -----------------------------------
                                          Name:    Brian F. McNally
                                          Title:   General Counsel and Chief
                                                   Compliance Officer